Amended and Restated
Employment Agreement

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of October 1st, 2008 (the "Effective Date"), by and between Semotus Solutions, Inc., a Nevada corporation, whose corporate headquarters is located at 718 University Ave., Suite 202, Los Gatos, CA 95032 (to be named Flint Telecom Group, Inc.) (the "Company"), and Anthony N. LaPine ("Executive"), whose address is 17420 High Street, Los Gatos, CA 95030.

This Agreement is entered into pursuant to Sections 7.18 and 8.2(f) of that certain Contribution Agreement by and among the Company, Flint Telecom, Inc. and Flint Telecom Limited.  Capitalized terms used herein but not defined shall have the meanings set forth in the Contribution Agreement (as supplemented by that certain Side Agreement entered into among the parties at the Closing of such Contribution Agreement).

In consideration of the mutual promises and conditions contained in this Agreement, the Company and Executive agree as follows:

1.           Employment.  The Company shall employ Executive and Executive accepts such employment upon the terms and conditions as set forth in this Agreement from the Effective Date.

2.           Title and Duties. Executive shall serve as Chairman of the Board of Directors of the Company. Executive shall have the authority and duty to

•	Lead the Board and take overall responsibility for maintaining the Company’s corporate governance and standards, and compliance with SEC rules in conjunction with executive management;

•	Advise and assist the CEO with operational aspects of the Company,

•	Support the CEO and other executive management in generating significant financial returns for the shareholders;
•	Take direct management responsibility for the business and financial performance of the Semotus unit; and

•	Perform such other duties and responsibilities as the Board of Directors of the Company shall determine, assign, or delegate from time to time during the period of this Agreement.

Executive agrees to devote substantially all his employable time to the “Semotus Business” operations of the Company and shall abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes to them that may be adopted by the Company, except to the extent inconsistent with the terms of this Agreement.  Executive shall report to the Board of Directors of the Company. Executive shall be based in the Los Gatos, California area and shall not be required to travel more often than he has historically traveled on Company business.

a.      Chairman of the Board of Directors.   Each year during the term of the Agreement, the Board shall designate Executive as Chairman of the Board, shall recommend Executive as a director, and the Board shall otherwise use its best efforts to have Executive elected as a director and to have him remain as Chairman of the Board during the term of this Agreement.

           b.      Other Positions. Nothing in this Agreement shall prevent Executive, upon prior approval of the Company's Board of Directors, from serving as a director or trustee of other corporations or businesses that are not in competition with the Company, as long as such activities or positions do not interfere with Executive's duties and responsibilities to the Company. Nothing in this Agreement shall prevent Executive from investing in or becoming a partner or shareholder in any corporation, partnership, or other venture not in competition with the Company, as long as such activities do not interfere with Executive's duties and responsibilities to the Company.

  3.           Compensation and Expenses.

           a.      Salary. The Company will pay to Executive a base salary of Two Hundred Forty Thousand Dollars ($240,000.00) per year, beginning as of the Effective Date of this Agreement and running for twelve consecutive months thereafter, for a term of three years. Such salary shall be earned monthly and shall be payable semi-monthly in no fewer than 24 equal monthly installments in accordance with the Company's customary practices for peer executives. The Company shall withhold and deduct from the salary payments all taxes required by federal and state laws and any other authorized deductions. The Company will review Executive's salary at least annually. The Company may in its sole discretion increase Executive's base salary beyond what is expressly provided for in this paragraph 3.a., but it may not reduce Executive's base salary without Executive's consent.

b.      Bonus. The Company shall issue to Mr. LaPine 3,508,000 shares of restricted common stock (the “Shares”) on the Effective Date.  The Shares shall be restricted during the term of this Agreement unless mutually agreed upon, and will be forfeited in their entirety if Mr. LaPine resigns without “Good Reason” as outlined in section 4.d. below or is terminated for Cause at any time during the term of this Agreement. . Mr. LaPine will participate fairly and prorata with the management team on the issuance of future stock and stock options compensation.

In addition to the foregoing and the annual base salary set forth in paragraph 3.a. above, the Company's Compensation Committee may, in its sole discretion, consider bonus compensation for Executive.

           c.      Incentive, Savings, and Retirement Plans.  Executive shall be entitled to participate in all incentive, savings, and retirement plans, policies, and programs made available by the Company to other peer executives of the Company.

           d.      Welfare Benefit Plans.  Executive may participate in and shall receive benefits under welfare benefit plans, policies, and programs, including medical, dental, disability, and life insurance plans and programs made available by the Company to other peer executives of the Company.

           e.      Vacation. Executive shall be entitled to 25 days of vacation per year with full pay. Executive's vacation shall be taken in accordance with and shall be subject to the terms of the plans and policies in effect generally as to other peer executives of the Company.

           f.      Fringe Benefits. Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs, and policies in effect generally as to other peer executives of the Company during Executive's employment with the Company, plus a car allowance of $1,000 per month.

           g.      Expenses. The Company shall reimburse Executive for all reasonable business-related expenses incurred by Executive in connection with his employment with the Company, including entertainment, travel, meals, and lodging in accordance with the policies, practices, and procedures in effect generally with respect to other peer executives of the Company.

4.           Termination of Employment.

           a.      By Death. Executive's employment with the Company shall terminate automatically upon Executive's death and the certificates evidencing Mr. LaPine’s Shares will have the restriction removed (except for the standard restriction legend evidencing that the Shares have not been registered under the Securities Act of 1933, as amended (the “Standard Restrictive Legend”)).

           b.      By Disability. The Company may terminate Executive's employment with the Company during any period in which Executive is considered by the Company to be disabled. Executive shall be considered "disabled" if, in the sole opinion of the Company, as determined in good faith, Executive is prevented, after reasonable accommodation by the Company, from properly performing his duties due to a mental or physical illness for a period of 180 days in the aggregate in any 12-month period. The certificates evidencing Mr. LaPine’s Shares will have the restrictions removed if so terminated (except for the Standard Restrictive Legend).

c.      For Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, "Cause" shall mean any of the following:  (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence.

d.      For Good Reason. Notwithstanding any other provisions of this Agreement, Executive may terminate Executive's employment immediately, at any time, for Good Reason. For purposes of this Agreement, "Good Reason" shall include:

                 (1) Assignment by the Company to Executive of any duties inconsistent in any substantial respect with the position, authority, or responsibilities associated with Executive's position as set forth in this Agreement, but excluding any isolated, insubstantial, or inadvertent action not taken in bad faith which was promptly remedied by the Company after receipt of notice by Executive;

                 (2) The Company's relocation of Executive to an office or location that is further than 50 miles from the office at which Executive is currently providing services for the Company;

                 (3) Reduction by the Company of Executive's base salary from that provided in paragraph 3.a. of this Agreement;

                 (4) In the event that there is a successor to the Company, the failure of the Company to obtain an agreement from any such successor that is satisfactory to Executive to perform the obligations of the Company under this Agreement (and, for purposes of this Agreement, any merger between Flint Telecom, Inc. and Semotus Solutions, Inc. shall not be considered a “successor to the Company”); and

                 (5) Failure of the Company to fulfill any of its other material obligations to Executive under this Agreement.

           e.      For Other Than Cause , Good Reason, Death or Disability. The Company or Executive may not terminate Executive's employment at any time for other than Cause, Good Reason, Death or Disability.

           f.      Obligations of Executive on Termination.

                 (1) Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information as defined in this Agreement, copies of any of the foregoing, and any equipment furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of employment.

                 (2) Upon termination of employment (which shall include expiration of the initial term of this Agreement unless extended by mutual agreement of Executive and the Company), Executive shall be deemed to have resigned from all offices and directorships then held with the Company.

           g.      Obligations of the Company on Termination.

(1)  For Any Reason.  Upon termination of this Agreement for any reason, the Company's obligations to Executive under this Agreement shall include (a) the prorated payment of Executive's salary through the date of termination to the extent not paid by then; (b) the payment of earned and accrued bonus or incentive payments due Executive, if any, at the time of termination under any bonus or incentive plans in which Executive participated prior to termination; (c) the payment of any unused accrued vacation through the date of termination; and (d) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company's policies as set forth in paragraph 3.g. of this Agreement and that were not reimbursed by the Company at the time of the termination of this Agreement.

                 (2) Death or Disability. If Executive's employment is terminated by reason of Executive's death or disability, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraph 4(g)(1) this Agreement.

                 (3) Without Cause or For Good Reason, or if the Company is Acquired or Dissolves. If Executive's employment is terminated by the Company Without Cause [see comment above] or by Executive for Good Reason as provided in this Agreement, or if the Company is acquired or dissolves, this Agreement shall terminate and all shares of stock and stock options of the Company then owned by Executive which are unvested shall become immediately fully vested with all restriction removed (except for the Standard Restrictive Legend), and the Company shall pay to the Executive severance pay equal to the remaining years and/or months of Executive's then current base salary that are due under this Agreement

                 (4)           For Cause. If Executive's employment is terminated for Cause, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraphs 4(g)(1) and 3(b) of this Agreement.

5.           Covenants of Executive.

           a.      Noncompetition and Noninterference With Business.  For so long as he is employed by the Company, Executive will not directly or indirectly provide services for, own, manage, or operate any business that is at that time in competition with the Company.

b.      Nonsolicitation of Business or Customers. For so long as he is employed by the Company, Executive will not influence or attempt to influence customers of the Company to divert their business to any individual or entity then in competition with the Company.

           c.      Nonsolicitation of Employees. For so long as he is employed by the Company,  Executive will not disrupt, damage, impair, or interfere with the business of the Company by directly or indirectly soliciting Company employees to work for any individual or entity then in competition with the Company.

           d.      Confidential Information.

                 (1) "Confidential Information" as used in this Agreement shall mean information disclosed to Executive, known to Executive, or developed by Executive, alone or with others, in connection with his employment with the Company that is not generally known in the industry in which the Company is or may become engaged, about the Company's products, processes, and services, including information relating to written lists of names, customers, sources of supply, personnel, sources or methods of financing, marketing, pricing, merchandising, interest rates, or sales.

           (2) Executive acknowledges that all Confidential Information is received or developed by him in confidence. For so long as he is employed by the Company, Executive will not, directly or indirectly, except as required by the normal business of the Company or as expressly consented to in writing and in advance by the Company's Board of Directors: (a) disclose, publish, or make available, other than to an authorized employee, officer, or director of the Company, any Confidential Information; (b) sell, transfer, or otherwise use or exploit any Confidential Information; or (c) permit the sale, transfer, use, or exploitation of any Confidential Information by any third party.

           (3) Nothing in this paragraph 5 shall be construed so as to prevent Executive from using in connection with his employment for any individual or entity other than the Company any knowledge that was acquired by Executive during the course of his employment with the Company that is generally known to persons of Executive's experience in other companies in the same industry as the Company.

6.           Assignment. This Agreement is personal to Executive and shall not be assigned by Executive. Any such assignment shall be null and void.

7.           Successors. This Agreement shall inure to the benefit and be binding upon the Company and its subsidiaries, successors, and assigns and any person acquiring, whether by merger, consolidation, purchase of assets, or otherwise, all or substantially all of the Company's assets. The rights of Executive to receive payment of compensation provided for in this Agreement shall inure to the benefit of, and may be enforced by, Executive's estate in the event of his death.

8.           Waiver. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any provision of this Agreement, or consent to any departure by either party from any provision of this Agreement, shall be effective in any event unless it is in writing, designated a waiver, and signed by the party waiving the breach. Such a waiver shall be effective only in the specific instance and for the purpose for which it is given.

9.           Severability. The provisions of this Agreement are divisible; if any provision shall be deemed invalid or unenforceable, that provision shall be deemed limited to the extent necessary to render it valid and enforceable and the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way.

10.           Amendment. This Agreement may not be altered or amended except in a writing signed by both Executive and the Company, following approval of the Company's Board of Directors.

11.           Construction and Governing Law. The captions used in connection with this Agreement are for reference purposes only and shall not be construed as part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.           Entire Agreement. This Agreement supersedes all prior agreements, understandings, and communications between Executive and the Company, whether written or oral, express or implied, relating to the subject matter of the Agreements and is intended as a complete and final expression of the terms of the agreement between Executive and the Company and shall not be changed or subject to change orally. The parties further agree that neither they nor anyone acting on their behalf made any inducements, agreements, promises, or representations other than those set forth in this Agreement.

13.           Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (a) upon personal delivery or (b) upon facsimile delivery, with written confirmation, or (c) within five (5) days of deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to Executive at his address shown on the Company's records and to the Company at the address of its principal corporate offices (attention:  Corporate Secretary) or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

The parties to this Agreement have executed this Agreement to be effective as of the Effective Date.

SEMOTUS SOLUTIONS, INC.,
a Nevada corporation,

By: /s/ Tali Durant
Tali Durant
Its: General Counsel

Dated: October 1, 2008

And:

/s/ Anthony N. LaPine
Anthony N. LaPine
Dated: October 1, 2008